SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                   ----------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)           September 25, 1997
                                                 ----------------------------


                        INTEGRATED HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                          1-12306                  23-2428312
----------------------------           ------------          -------------------
(State or Other Jurisdiction           (Commission              (IRS Employer
     of Incorporation)                 File Number)          Identification No.)

10065 Red Run Boulevard, Owings Mills, Maryland                     21117
-----------------------------------------------                   ----------
(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code:       (410) 998-8400
                                                   ----------------------------

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On September 25, 1997, Integrated Health Services, Inc. ("IHS") acquired, through a cash tender offer and subsequent merger, Community Care of America, Inc. ("CCA") for a purchase price of approximately $34.3 million in cash (the "CCA Acquisition"). In addition, in connection with the CCA Acquisition IHS repaid approximately $58.0 million of indebtedness assumed in the CCA Acquisition with the proceeds from the term loans under its new credit facility and assumed approximately $27.2 million of indebtedness. CCA develops and operates skilled nursing facilities in medically underserved rural communities. CCA currently operates 54 licensed long-term care facilities with 4,450 licensed beds (of which 20 facilities are being held for sale), one rural healthcare clinic, two outpatient rehabilitation centers, one child day care center and 124 assisted living units within seven of the facilities which CCA operates. CCA currently operates in Alabama, Colorado, Florida, Georgia, Iowa, Kansas, Louisiana, Maine, Missouri, Nebraska, Texas and Wyoming. According to CCA's filings with the Securities and Exchange Commission, CCA had revenues of $127.5 million, earnings before interest, taxes, depreciation and amortization ("EBITDA") of $2.1 million and a net loss of $18.9 million for the year ended December 31, 1996 and revenues of $65.5 million, EBITDA of $4.0 million and a net loss of $2.4 million for the six months ended June 30, 1997. Dr. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of IHS, beneficially owned approximately 21.0% of CCA's outstanding common stock (excluding warrants owned by IHS to purchase approximately 13.5% of CCA's common stock).

     In connection with the CCA Acquisition, IHS, CCA and Health and Retirement Properties Trust ("HRPT"), CCA's principal landlord and a significant lender to CCA, restructured the lease and loan agreements between CCA and HRPT. Under the agreement, (i) CCA purchased for $33.5 million 14 facilities, aggregating 1,238 beds, previously owned by HRPT and leased to CCA, (ii) approximately $12.2 million principal amount of loans from HRPT to CCA was prepaid and the collateral security released, (iii) three facilities mortgage financed by HRPT were sold to HRPT and leased to CCA, and (iv) the leases and mortgages were modified to reduce future rent and mortgage interest rate increases and release cash security deposits. IHS has guaranteed all lease and mortgage obligations to HRPT, which received a $3.7 million modification fee.

ITEM 5.  OTHER EVENTS.

     IHS acquired, effective September 30, 1997, substantially all of the assets of the Lithotripsy Division (the "Coram Lithotripsy Division") of Coram Healthcare Corporation ("Coram"), which operates 20 mobile lithotripsy units and 13 fixed-site machines in 180 locations in 18 states. The Coram Lithotripsy
Division also provides maintenance services to its own and third-party equipment. Lithotripsy is a non-invasive technique that utilizes shock waves to disintegrate kidney stones.

     IHS paid approximately $130.0 million in cash for the Coram Lithotripsy Division, and assumed $1.0 million of intercompany debt to Coram. The Coram Lithotripsy Division had revenues of $49.0 million and EBITDA of $28.8 million (before minority interest) for the year ended December 31, 1996 and revenues of $23.9 million and EBITDA of $14.3 million (before minority interest) for the six months ended June 30, 1997.

     IHS has assumed Coram's agreements with its lithotripsy partners, which contemplate that IHS will acquire the remaining interest in each partnership at a defined price in the event that legislation is passed or regulations are adopted or interpreted that would prevent the physician partners from owning an interest in the partnership and using the partnership's lithotripsy equipment for the treatment of his or her patients.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (A)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                  1. The consolidated balance sheet of Community Care of America, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, and the notes thereto, audited by KPMG Peat Marwick LLP, independent certified public accountants, are included herein.

                  2. The unaudited consolidated balance sheet of Community Care of America, Inc. and subsidiaries as of June 30, 1997 and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the six months ended June 30, 1996 and 1997 are included herein.

         (B)      PRO FORMA FINANCIAL INFORMATION.

                  It is impracticable for IHS to provide the required pro forma financial information on the date this report is being filed. IHS intends to file the required financial information under cover of Form 8-K/A as soon as practicable, but not later than 60 days after the date this report must have been filed.

         (C)      EXHIBITS.

                  2. Agreement and Plan of Merger, dated as of August 1, 1997, among Integrated Health Services, Inc., IHS Acquisition XXVI, Inc. and Community Care of America, Inc. (incorporated herein by reference to Exhibit (c)(2) to Integrated Health Services, Inc.'s Tender Offer Statement on Schedule 14D-1 filed with the Securities and Exchange Commission on August 7, 1997).

                  23. Consent of KPMG Peat Marwick LLP.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Community Care of America, Inc.:

     We have audited the accompanying consolidated balance sheets of Community Care of America, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Care of America, Inc. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

   As discussed in notes 1 (m) and 12 to the consolidated financial statements, in 1996 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

                                             KPMG PEAT MARWICK LLP

Baltimore, Maryland
April 14, 1997

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)

                                                                                DECEMBER 31,
                                                                           ---------------------
                                                                              1995       1996
                                                                           --------- -----------
                                  ASSETS
Current Assets:
 Cash and cash equivalents...............................................  $ 2,485   $  1,709
 Accounts receivable (note 3)............................................   12,934     16,407
 Inventories.............................................................    1,534      1,761
 Prepaid expenses and other current assets...............................    3,662      1,095
                                                                           --------- -----------
  Total current assets...................................................   20,615     20,972
Property, plant and equipment, net of accumulated depreciation (notes 4
 and 6)..................................................................   54,327     58,424
Notes receivable (note 16)...............................................    2,533         --
Deposits.................................................................   10,244      6,637
Excess of cost over fair value of net assets acquired, net of
 accumulated amortization of $139 in 1995 and $710 in 1996 (note 2)......    3,299     13,666
Deferred financing costs.................................................      948      1,066
Other assets.............................................................    1,324      1,354
                                                                           --------- -----------
                                                                           $93,290   $102,119
                                                                           ========= ===========
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Current maturities of long-term debt (note 6)...........................  $ 1,258   $  6,341
 Accounts payable and accrued expenses (note 5)..........................   14,869     23,402
 Put option contracts payable (219,798 shares)(note 16)..................       --      2,181
                                                                           --------- -----------
  Total current liabilities..............................................   16,127     31,924
                                                                           --------- -----------
Long-term debt, less current maturities (note 6).........................   34,407     54,030
Deferred income taxes (note 8)...........................................    9,334        162
Commitments and contingencies (notes 2, 7, 12, 13 and 16)................
Common stock subject to repurchase (219,798 shares) (notes 2 and 16) ....    2,181         --
Shareholders' equity (notes 10 and 15):
 Common stock, $.0025 par value; authorized 15,000,000 shares; issued and outstanding 6,982,789 shares in 1995 and 7,597,801 shares in 1996
  (including 219,798 shares subject to repurchase).......................       17         19
 Additional paid-in capital..............................................   31,356     36,465
 Deficit.................................................................     (132)   (19,037)
 Receivable from shareholders (note 2)...................................       --     (1,444)
                                                                           --------- -----------
  Net shareholders' equity...............................................   31,241     16,003
                                                                           --------- -----------
                                                                           $93,290   $102,119
                                                                           ========= ===========

          See accompanying notes to consolidated financial statements.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
                                                              1994        1995        1996
                                                          ----------- ----------- ------------
Operating revenues:
 Net patient service revenues...........................  $   56,699  $   92,259  $  123,143
 Other operating revenues...............................         793       1,919       4,369
                                                          ----------- ----------- ------------
  Total operating revenues..............................      57,492      94,178     127,512
                                                          ----------- ----------- ------------
Operating expenses:
 Facility operating expenses............................      46,035      73,693     111,171
 Corporate administrative and general...................       2,935       4,765       5,226
 Rent (note 7)..........................................       3,806       6,404       8,999
 Depreciation and amortization..........................       1,465       2,033       3,021
 Interest, net of interest income (note 6)..............       2,857       3,795       5,337
 Loss on impairment of investments and other
  non-recurring charges (note 12).......................          --          --      22,128
                                                          ----------- ----------- ------------
  Total operating expenses..............................      57,098      90,690     155,882
                                                          ----------- ----------- ------------
  Earnings (loss) before income taxes and extraordinary
   charge...............................................         394       3,488     (28,370)
Federal and state income taxes (note 8).................          --       1,047      (9,465)
                                                          ----------- ----------- ------------
  Earnings (loss) before extraordinary charge...........         394       2,441     (18,905)
Extraordinary charge, net of income taxes (note 15) ....          --        (992)         --
                                                          ----------- ----------- ------------
  Net earnings (loss)...................................         394       1,449     (18,905)
Dividends-preferred stock...............................        (653)       (408)         --
                                                          ----------- ----------- ------------
  Net earnings (loss) applicable to common stock........  $     (259) $    1,041  $  (18,905)
                                                          =========== =========== ============
Per common share:
 Earnings (loss) before extraordinary charge............  $    (0.13) $     0.42  $    (2.56)
 Extraordinary charge...................................          --       (0.20)         --
                                                          ----------- ----------- ------------
 Net earnings (loss)....................................  $    (0.13) $     0.22  $    (2.56)
                                                          =========== =========== ============
Weighted average number of common and common equivalent
 shares outstanding.....................................   2,041,154   4,840,457   7,384,697
                                                          =========== =========== ============

          See accompanying notes to consolidated financial statements.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

                                                                     ADDITIONAL                  RECEIVABLE
                                                            COMMON     PAID IN    ACCUMULATED       FROM
                                                             STOCK     CAPITAL     (DEFICIT)    SHAREHOLDERS     TOTAL
                                                           -------- ------------ ------------- -------------- -----------
Balance at December 31, 1993.............................  $    4   $ 5,251      $   (914)     $    --        $  4,341
Issuance of 216,428 shares of common stock at $6.19 per
share, net of stock issuance costs.......................       1     1,034            --           --           1,035
Accretion of discount on redeemable preferred stock
(note 9).................................................      --      (372)           --           --            (372)
Dividends declared -- redeemable preferred stock ........      --        --          (653)          --            (653)
Net earnings.............................................      --        --           394           --             394
                                                           -------- ------------ ------------- -------------- -----------
Balance at December 31, 1994.............................       5     5,913        (1,173)          --           4,745
Issuance of 3,450,000 shares of common stock at $9.50
per share, net of stock issuance costs (note 13) ........       9    27,580            --           --          27,589
Redemption of preferred stock of $8,167 and exercise of
warrants for 1,331,814 shares of common stock at par
value....................................................       3    (2,006)           --           --          (2,003)
Amortization of restricted stock awards..................      --       100            --           --             100
Accretion of discount on redeemable preferred stock
(note 9).................................................      --      (231)           --           --            (231)
Dividends declared -- redeemable preferred stock ........      --        --           (408)         --            (408)
Net earnings.............................................      --        --          1,449          --           1,449
                                                           -------- ------------ ------------- -------------- -----------
Balance at December 31, 1995.............................      17    31,356          (132)          --          31,241
Exercise of employee stock options for 33,385 shares of
common stock at prices ranging from $3.71 to $10.11 per
share....................................................      --       160            --           --             160
Issuance of 581,627 shares of common stock in connection
with acquisitions at prices ranging from $8.44 to $11.77
per share (note 2).......................................       2     4,949            --       (1,444)          3,507
Net loss.................................................      --        --       (18,905)          --         (18,905)
                                                           -------- ------------ ------------- -------------- -----------
Balance at December 31, 1996.............................  $   19   $36,465      $(19,037)     $(1,444)       $ 16,003
                                                           ======== ============ ============= ============== ===========

          See accompanying notes to consolidated financial statements.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                     YEARS ENDED DECEMBER 31,
                                                                ----------------------------------
                                                                   1994       1995        1996
                                                                ---------- ---------- ------------
Cash flows from operating activities:
 Net earnings (loss)..........................................  $    394   $  1,449   $(18,905)
 Adjustments to reconcile net earnings (loss) to net cash
  provided by (used in) operating activities:
  Loss on impairment of investments and other non-recurring
   charges....................................................        --         --     22,128
  Depreciation and amortization...............................     1,465      2,033      3,021
  Amortization of deferred financing costs....................        68        123        399
  Extraordinary charge, net of tax............................        --        992         --
  Amortization of restricted stock award......................        --        100         --
  Deferred income taxes.......................................        --        541     (9,465)
  Net change in operating assets and liabilities:
   Increase in accounts receivables...........................    (4,479)    (4,609)    (3,615)
   Decrease (increase) in inventory, prepaid expenses and
    other current assets......................................       (89)    (1,787)     2,999
   Increase (decrease) in accounts payable and accrued
    liabilities...............................................    (4,154)     4,179        993
                                                                ---------- ---------- ------------
   Net cash provided by (used in) operating activities........    (6,795)     3,021     (2,445)
                                                                ---------- ---------- ------------
Cash flows from investing activities:
 Property, plant and equipment additions, including costs of
  terminated activities of $9,258 in 1996 ....................    (2,472)    (6,647)   (12,117)
 Business acquisitions (note 2)...............................       (78)   (10,719)    (6,132)
 Notes receivable.............................................        --     (2,533)      (233)
 Deposits.....................................................     2,000     (3,194)      (519)
 Other assets.................................................      (443)      (877)       798
                                                                ---------- ---------- ------------
   Net cash used in investing activities......................      (993)   (23,970)   (18,203)
                                                                ---------- ---------- ------------
Cash flows from financing activities:
 Proceeds from issuances of common stock, net of stock
  issuance costs..............................................       402     27,589        160
 Redemption of preferred stock and warrants (notes 9 and 15)..        --     (8,142)        --
 Dividends on preferred stock.................................      (490)      (571)        --
 Principal reductions on long-term debt.......................   (24,233)   (60,404)   (19,782)
 Proceeds from long-term debt borrowings......................    30,719     61,733     41,931
 Deferred financing costs, including terminated offerings of
  $1,677 in 1996..............................................    (1,179)      (696)    (2,437)
                                                                ---------- ---------- ------------
   Net cash provided by financing activities..................     5,219     19,509     19,872
                                                                ---------- ---------- ------------
Decrease in cash..............................................    (2,569)    (1,440)      (776)
Cash and cash equivalents, beginning of period................     6,494      3,925      2,485
                                                                ---------- ---------- ------------
Cash and cash equivalents, end of period......................  $  3,925   $  2,485   $  1,709
                                                                ========== ========== ============

          See accompanying notes to consolidated financial statements.

                COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) Organization and Basis of Presentation

   Community Care of America, Inc. (CCA) is a Delaware corporation originally incorporated on December 28, 1992. CCA began incurring start-up expenses in 1993 but had no significant operations until its acquisition of all the capital stock of MeritWest, Inc. ("MeritWest") on December 30, 1993. For accounting purposes, this acquisition has been treated as effective as of December 31, 1993 and, accordingly, the results of operations of this acquired company are included in CCA's consolidated financial statements beginning on January 1, 1994.

   The consolidated financial statements include the accounts of CCA and its wholly-owned subsidiaries (collectively the Company). In consolidation, all significant intercompany balances and transactions have been eliminated. At December 31, 1996, CCA owned, leased or managed 54 long-term care facilities, one hospital, two physician practices, two primary care clinics, one rural healthcare clinic, one outpatient rehabilitation center, one child care center, one home healthcare agency and an aggregate of 115 assisted living units in six communities the Company serves.

   (b) Patient Service Revenues

   Patient service revenues are recorded at established rates and adjusted for differences between such rates and estimated amounts reimbursable by third-party payors. Estimated settlements under third-party payor retrospective rate setting programs (primarily Medicare and Medicaid) are accrued in the period the related services are rendered. Settlements receivable and related revenues under such programs are based on annual cost reports prepared in accordance with Federal and state regulations, which reports are subject to audit and retroactive adjustment in future periods. In the opinion of management, adequate provision has been made in the consolidated financial statements for such adjustments; however, the ultimate amount of adjustments could be in excess of amounts provided.

   (c) Management Fee Revenues

   Management fee revenues are recognized when earned and collectibility is reasonably assured.

   (d) Cash and Cash Equivalents

   Cash equivalents consist of highly liquid debt instruments with original maturities of three months or less.

   (e) Property, Plant and Equipment

   The Company capitalizes costs associated with acquiring health care facilities and related interests therein. Pre-acquisition costs represent direct costs of the investigation and negotiation of the acquisition of operating facilities; indirect and general expenses related to such activities are expensed as incurred. Pre-acquisition costs and construction in progress are transferred to depreciable asset categories when the related tasks are achieved or are charged to operating expenses when it is determined that the related acquisition will not be consummated. Interest costs incurred during construction and renovation are capitalized.

   The Company capitalizes development costs which represent the direct and incremental costs of developing healthcare delivery networks using the Company's long-term care facilities or rural hospitals as platforms for providing an expanded range of services (i.e. primary care clinics, rehabilitation, home health, etc.). Development costs include consulting fees, salaries and related costs of development personnel and other direct costs of performing functions such as market research and feasibility, promotion and marketing, recruitment of physicians and other service providers, training and related costs during the period the new facility or service attains complete operational status.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

   Total costs of facilities acquired are allocated to land, land improvements, equipment and buildings (or leasehold interests therein) based on their respective fair values determined generally by independent appraisal.

   (f) Depreciation and Amortization

   Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the assets, generally 40 years for buildings, 25 years for land improvements, 10 years for equipment, 5 years for development costs and the initial term and expected renewal terms of the leases for costs of leasehold interests and improvements.

   (g) Deferred Financing Costs

   The Company defers financing costs incurred to obtain long-term debt and amortizes such costs using the interest method over the term of the related debt.

   (h) Excess of Cost Over Fair Value of Net Assets Acquired

   The assets and liabilities of acquired entities accounted for under the purchase method of accounting are adjusted to their estimated fair values as of the acquisition dates. The amounts recorded as excess of cost over fair value of net assets acquired represent amounts paid that exceed estimated fair values assigned to the assets and liabilities of each acquired business. Such amounts are being amortized on a straight-line basis over periods ranging from 10 to 40 years, depending on the specific circumstances of each acquisition.

   (i) Income Taxes

   Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the related tax bases of assets and liabilities, primarily related to business acquisitions. Such tax effects are measured by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse, and the effect of a change in tax rates is recognized in the period that includes the date of enactment.

   (j) Earnings per Common Share

   Earnings per share is computed based on the weighted average number of common and common equivalent shares outstanding during the periods. Common stock equivalents include options and warrants to purchase common stock, assumed to be exercised using the treasury stock method. Options and warrants issued from May 1994 through August 15, 1995 have been treated as outstanding for all periods presented. Dividends related to the Company's 8% redeemable preferred stock, Series A, of $653 in 1994 and $408 in 1995, are deducted from net earnings for the purpose of calculating earnings per share. On August 15, 1995, the preferred stock was redeemed with the proceeds of the initial public offering of the Company's common stock and related warrants were exercised (see note 9). Had the redemption of preferred stock and related issuance of common stock occurred on January 1, 1995, earnings per common share for the year ended December 31, 1995 would be as follows:

           Earnings before extraordinary charge.................  $.45
           Net earnings.........................................   .26

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

   (k) Accounting for Stock Options

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), in accounting for its stock options. Additional information required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), is discussed in Note 10.

   (l) Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   (m) Impairment of Long-Lived Assets

   Management regularly evaluates whether events or changes in circumstances have occurred that could indicate an impairment in the value of long-lived assets. During the second quarter of 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with the provisions of SFAS No. 121, if there is an indication that the carrying amount of an asset is not recoverable, the Company estimates the projected undiscounted cash flows, excluding interest, of the related individual facilities to determine if an impairment loss should be recognized. The amount of impairment loss is determined by comparing the carrying value of the asset to its estimated fair value. Estimated fair value is determined through an evaluation of recent financial performance and projected discounted cash flows of its facilities using standard industry valuation techniques, including the use of independent appraisals when considered necessary. If an asset tested for recoverability was acquired in a business combination accounted for using the purchase method, the related goodwill is included as part of the carrying value and evaluated as described above in determining the recoverability of that asset.

   In addition to consideration of impairment upon the events or changes in circumstances described above, management regularly evaluates the remaining lives of its long-lived assets. If estimates are changed, the carrying value of affected assets is allocated over the remaining lives.

   Prior to adoption of SFAS No. 121 in 1996, the Company performed its analyses of impairment of long-lived assets by consideration of the projected undiscounted cash flows on an entity-wide basis. The effect of the adoption of SFAS 121 in the second quarter of 1996 required the Company to perform this analysis on a facility-by-facility basis (see note 12).

(2) BUSINESS ACQUISITIONS

   The following is a summary of significant business acquisitions by year. Such acquisitions have been accounted for by the purchase method and, accordingly, the results of operations have been included in the Company's consolidated financial statements from the respective dates of acquisition.

1994 ACQUISITIONS

   In November 1994, the Company acquired leasehold interests in two long-term care facilities located in Colorado and Wyoming (Tealwood) for a total cost of approximately $400, including legal fees and other direct costs of the acquisition of $78 and accrued liabilities of $322.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(2) BUSINESS ACQUISITIONS -- (CONTINUED)

1995 ACQUISITIONS

   Effective as of February 1, 1995, the Company acquired all the assets of the Georgiana Doctor's Hospital, two primary care clinics and a home healthcare agency (Georgiana) located in Alabama. The Company issued a 9% promissory note for $1,250 to the seller at closing (see note 6).

   Effective April 1, 1995, the Company acquired all of the capital stock of three subsidiaries of Quality Health Care, Inc. (Quality), which owned and operated three long-term care facilities located in Nebraska. In connection with the transaction, Quality sold 11 facilities to Health and Retirement Properties Trust (HRPT) for $14,200. The Company borrowed $5,845 from HRPT and leased the latter facilities from HRPT as discussed more fully in notes 6 and 7.

   Effective July 1, 1995, the Company obtained operating leases with wholly-owned subsidiaries of American Health Corporation (American) for three long-term care facilities in Alabama. The agreements provide for an initial term of twelve years, with one five-year renewal option, annual minimum rental of $1,200 and rights of first refusal with respect to the sale of the facilities.

   Effective August 1, 1995, the Company purchased all the assets of a physician practice, including a primary care clinic (Voreis), located in Alabama, and on October 1, 1995, the Company acquired substantially all of the assets of a 39-bed long-term care facility in Palmer, Nebraska (Coolidge Center).

   Effective November 1, 1995, the Company acquired all of the capital stock of an outpatient rehabilitation head trauma clinic in Maine (MHTU). As partial consideration in this transaction, the Company issued 25,061 shares of common stock to the seller. These shares are subject to repurchase under the terms of a settlement agreement dated October 27, 1996 as amended on March 1, 1997, at a price equal to the greater of the average closing price of the stock for the 15 days prior to the date of repurchase or $13.21 per share (see note 13). In addition, the Company may be required to make additional payments to the Seller up to $200 if operating results for the five year period beginning January 1, 1996 exceed base year amounts.

   Acquisitions in 1995 and the manner of payment are summarized as follows:

                                                                                     CASH PAID
                                                                 COOLIDGE           FOR ACCRUED
     DESCRIPTION       GEORGIANA   QUALITY   AMERICAN   VOREIS    CENTER     MHTU      COSTS      TOTAL
--------------------  ----------- --------- ---------- -------- ---------- ------- ------------ ---------
Seller financing ...  $1,250         --        --         --       --         --       --       $ 1,250
Common stock
issued(1)...........      --         --        --         --       --        331       --           331
Accrued
liabilities.........     540      1,000        50         --      100        280   (1,970)           --
Cash paid...........     372      5,864       500        925      450        638    1,970        10,719
                      ----------- --------- ---------- -------- ---------- ------- ------------ ---------
Total cost..........  $2,162      6,864       550        925      550      1,249       --       $12,300
                      =========== ========= ========== ======== ========== ======= ============ =========

----------
   (1) Represents 25,061 shares of common stock.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)



(2) BUSINESS ACQUISITIONS -- (CONTINUED)

   The allocation of the total cost of the 1995 acquisitions to the assets acquired and liabilities assumed is summarized as follows:

                                                                                COOLIDGE
              DESCRIPTION           GEORGIANA   QUALITY   AMERICAN      VOREIS   CENTER       MHTU         TOTAL
--------------------------------   ----------- --------- ----------   --------  ----------   -------   ----------
Current assets .................   $    618       1,512          --        140         --        129    $  2,399
Property, plant and equipment ..      2,040       4,818          --        385        550         --       7,793
Other assets ...................         --       1,241         400         --         --         --       1,641
Intangible assets (10, 20 and 20
years) .........................         --          --         150        400         --      1,142       1,692
Current liabilities ............       (496)       (525)         --         --         --        (22)     (1,043)
Long-term liabilities ..........         --        (182)         --         --         --         --        (182)
                                   --------    --------    --------   --------   --------   --------    --------
Total cost .....................   $  2,162       6,864         550        925        550      1,249    $ 12,300
                                   ========    ========    ========   ========   ========   ========    ========

1996 ACQUISITIONS

   Effective January 1, 1996, the Company purchased certain assets of the Family Care Medical Center of Arcadia, Inc. (Arcadia), a certified rural healthcare clinic in Florida. Pursuant to the asset purchase agreement, the Company issued a promissory note for $110 and 12,739 shares of common stock with a fair value of $150 to the seller at closing. The promissory note was paid in full as of December 31, 1996.

   On May 16, 1996, Southern Care Centers, Inc. ("Southern Care") was merged into CCA Acquisition I, Inc., ("Newco"), a newly formed wholly-owned subsidiary of the Company. As a result of the merger, the subsidiaries of Southern Care ("Acquired Subsidiaries"), which leased five long-term care facilities in Georgia and one long-term care facility in Louisiana, became indirect wholly-owned subsidiaries of the Company. In addition, another wholly-owned subsidiary of the Company became the manager, under a Management Agreement dated as of May 1, 1996, of a long-term care facility in Texas owned by a former subsidiary of Southern Care which was not acquired by the Company. Additionally, Newco is providing accounting, internal auditing, billing, accounts payable and certain other services under an Agreement to Provide Accounting and Auditing Services and Rural Healthcare Provider Network Services dated as of May 1, 1996 to a company owned by the former shareholders of Southern Care which operates another long-term care facility in Georgia.

   Pursuant to the merger agreement, the shareholders of Southern Care (the selling shareholders) received $2,700 of cash and 568,888 shares of common stock of the Company with a fair value of $4,800. In addition, the selling shareholders were entitled to receive, on or before March 31, 1997, up to $2,000 in common stock of the Company based on the amount that Newco's annualized contribution margin on a consolidated basis for the year ended December 31, 1996 exceeds $4,400. As of December 31, 1996, no such events occurred. The Company has agreed to file two shelf registration statements under the Securities Act of 1933, as amended, covering the shares issued and issuable in the merger and, upon request of the holders, to "piggyback" such shares in certain registration statements filed by the Company.

   The merger agreement provides that the consideration to the selling shareholders shall be reduced to the extent that current liabilities exceeded current assets by more than $1,850 at the closing date. The Company has determined that such condition existed at the closing date and has recorded a receivable from the selling shareholders of $1,444 at December 31, 1996. Such claim has been disputed by the selling shareholders. The Company believes the claim is valid and fully collectible; accordingly, no valuation allowance has been recorded with respect to this matter. Because the receivable arose in connection with the issuance of the Company's common stock, the related balance at December 31, 1996 is presented as a reduction of stockholder's equity.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(2) BUSINESS ACQUISITIONS -- (CONTINUED)

   In a series of related transactions, the subsidiaries of Southern Care acquired the five leased Georgia facilities and, in turn, sold those facilities to Health and Retirement Properties Trust ("HRPT"). HRPT thereupon leased the five Georgia facilities back to the Acquired Subsidiaries for an initial term ending on December 31, 2010 with two renewal options for six year and thirteen year terms, each at the option of the Acquired Subsidiaries. After the first lease year, rent is subject to increase based on year over year increases, if any, in net patient revenues and non-inpatient revenues, each as defined in the master lease agreement. The Louisiana facility continues to be leased under the terms of the lease existing prior to the merger.

   Acquisitions in 1996 and the manner of payment are summarized as follows:

                                                       CASH PAID FOR
        DESCRIPTION           ARCADIA   SOUTHERN CARE  ACCRUED COSTS    TOTAL
---------------------------  --------- -------------- --------------- ---------
Seller financing ..........  $  110        --             --          $   110
Common stock issued(1) ....     150     4,800             --            4,950
Accrued liabilities........      --     2,500         (3,409)            (909)
Cash paid..................      40     2,683          3,409            6,132
Receivable from
shareholders...............      --    (1,444)            --           (1,444)
                                       -------------- --------------- ---------
Total cost.................  $  300     8,539             --          $ 8,839
                             ========= ============== =============== =========
----------
(1) Represents shares of common stock as follows: 12,379 shares for Arcadia and 568,888 shares for Southern Care Centers, Inc.

   The allocation of the total cost of the 1996 acquisitions to the assets acquired and liabilities assumed is summarized as follows:

             DESCRIPTION               ARCADIA   SOUTHERN CARE    TOTAL
------------------------------------  --------- -------------- ----------
Current assets......................  $   36          753         $   789
Property, plant, and equipment .....      60        5,400           5,460
Other assets........................      --        1,741           1,741
Intangible assets (10 and 20.67
years)..............................     204       10,855          11,059
Current liabilities.................      --       (4,784)         (4,784)
Long-term liabilities...............      --       (5,426)         (5,426)
                                      --------- -------------- ----------
Total cost..........................  $  300        8,539         $ 8,839
                                      ========= ============== ==========

   The following unaudited pro forma consolidated results of operations information is presented as if the acquisition transactions described above had occurred as of the beginning of the respective periods presented, after giving effect to certain adjustments, including depreciation and amortization of the new cost basis of the assets acquired, increased interest and rent expense and related income tax effects.

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                         1995        1996
                                                      --------   -----------
Total operating revenues............................  $122,495   $133,506
Earnings (loss) before extraordinary charge ........     3,821    (18,652)
Earnings (loss) applicable to common stock before
extraordinary charge................................     2,901    (18,652)
Earnings (loss) per common share before
extraordinary charge................................  $    .53   $  (2.53)
                                                      ========   ===========

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(3) ACCOUNTS RECEIVABLE

   Accounts receivable consist of the following:

                                                    1995       1996
                                                 ---------- ---------
Patient accounts receivable....................  $ 10,909   $15,832
Third-party payor settlements..................     2,696     4,228
Other..........................................     1,307     1,180
                                                 ---------- ---------
                                                   14,912    21,240
Allowance for doubtful accounts and
contractual adjustments........................     1,978     4,833
                                                 ---------- ---------
                                                 $ 12,934   $16,407
                                                 ========== =========

   The Company generally does not require collateral or other security in extending credit to patients; however, the Company routinely obtains assignments of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients (e.g., Medicare, Medicaid, commercial insurance and managed care organizations). The Company's patient service revenues derived from the Medicare and Medicaid programs were 17% and 52%, respectively, for the year ended December 31, 1995, and 20% and 50%, respectively, for the year ended December 31, 1996. Patient accounts receivable from the Federal government (Medicare) were $1,777 and $3,421 at December 31, 1995 and 1996, respectively. Amounts receivable from various states (Medicaid) were $4,883 and $6,302, respectively, at December 31, 1995 and 1996.

   Third-party payor settlements receivable from the Federal government (Medicare) were approximately $1,718 and $2,794 at December 31, 1995 and 1996, respectively; the remainder relates primarily to net amounts receivable from the states of Colorado and Nebraska (Medicaid). Certain of the Medicaid and Medicare cost reports for prior years were settled during 1995 and 1996, the impact of which was not material. At December 31, 1996, the Company had open cost reports for the 1993, 1994 and 1995 years which, after related allowances, are recorded at estimated net realizable value.

   The allowance for doubtful accounts and contractual adjustments is determined by management using estimates of potential losses and contractual settlements based on an analysis of current and past due accounts, collection experience in relation to amounts billed, prior settlement experience and other relevant information. Although the Company believes amounts provided are adequate, the ultimate uncollectible amounts could be in excess of the amounts provided. The Company's provision for bad debts was $658 in 1995 and $1,867 in 1996.

(4) PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are summarized as follows:

                                                   1995      1996
                                                --------- ---------
Land..........................................  $ 5,983   $ 5,926
Land improvements.............................      612       613
Buildings and improvements....................   32,214    39,911
Leasehold improvements and leasehold
interests.....................................    8,598     9,135
Equipment.....................................    7,269     7,880
Construction in progress......................      987       255
Pre-acquisition and development costs ........    1,867       425
                                                --------- ---------
                                                 57,530    64,145
Less accumulated depreciation and
amortization..................................    3,203     5,721
                                                --------- ---------
Net property, plant and equipment.............  $54,327   $58,424
                                                ========= =========

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)



(5) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                                              DECEMBER 31,
                                                         --------------------
                                                         1995            1996
                                                      ---------       ----------
Accounts payable ...........................           $ 8,860         $15,595
Accrued compensation .......................             4,422           3,473
Other accrued expenses .....................             1,587           4,334
                                                       -------         -------
                                                       $14,869         $23,402
                                                       =======         =======

(6) LONG-TERM DEBT

   Long-term debt is summarized as follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                              1995      1996
                                                                           --------- ----------
Mortgage notes:
 11.5% note payable  in monthly  principal and interest  installments of
  $138 commencing  January 31, 1996 through June 30, 1996; interest only
  payments  of $130  commencing   July 31, 1996  through  June 30, 1998;
  principal and interest payments of $138  commencing  on  July 31, 1998
  and maturing on December 31, 2016.....................................   $13,600   $13,551
 9% note payable in monthly  principal and interest  installments of $50 commencing January 31, 1996  through June 30, 1996;  interest payments of $45 commencing July 31, 1996  through June 30, 1998;  principal and interest payments of $50 commencing on  July 31, 1998 and  maturing on
  December 31, 2016......................................................    6,000     5,967
 10% note payable in monthly interest only payments through December 31,
  1996; principal and interest payments of $19 commence January 31, 1997
  through December 31, 2021 .............................................    2,045     2,045
 9% note payable in semi-annual installments through March 9, 1998, plus
  interest payable quarterly ............................................    1,125       750
                                                                           --------- ----------
 Total mortgage notes payable............................................   22,770    22,313
Revolving line of credit with bank, due on December 31, 1996 ............    8,410        --
Revolving line of credit with bank, due on December 27, 1999 ............       --    14,495
Revolving line of  credit with  Integrated Health Services, Inc., due on
 December 27, 1998 (see note 14).........................................       --     2,000
11% note secured by property and  equipment,  interest only due monthly;
 principal due December 31, 2008.........................................       --    10,000

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)



(6) LONG-TERM DEBT -- (CONTINUED)

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                                1995      1996
                                                                             --------- ----------
11% notes maturing  December 30, 2016, interest  and principal  payable in monthly installments of $47 commencing January 31, 1997; secured by a lien on substantially all of  the leasehold  assets of  several  long-term care
facilities.................................................................    2,892     4,835
Notes payable, secured by  equipment and land, maturing from June 19, 1997 to April 4, 2005; principal  payable in  monthly installments of $25, with
interest payable monthly at variable rates up to 15.13%....................      740       512
13% capital lease  payable in monthly principal  and interest installments ranging from $54 to  $65 through  April 30, 2015, with  a final payment of
$2,414.....................................................................       --     5,401
7% unsecured note payable, due on demand...................................       --       600
10% unsecured note payable in monthly principal  and interest installments
of $8, maturing on August 1, 1998..........................................       --       141
Other......................................................................      853        74
                                                                             --------- ----------
                                                                              35,665    60,371
Less current portion.......................................................    1,258     6,341
                                                                             --------- ----------
                                                                             $34,407   $54,030
                                                                             ========= ==========

   Mortgage notes aggregating $21,563 at December 31, 1996 are payable to Health and Retirement Properties Trust ("HRPT") and are secured by deeds of trust on 18 long-term care facilities located in Colorado and Nebraska and liens on substantially all of the common stock of certain of the Company's subsidiaries. These mortgage notes are subject to cross-default provisions under the Company's leases with HRPT (see note 7). The remaining mortgage note is secured by a deed of trust on one hospital (Georgiana) located in Alabama. The mortgage notes also provide for additional interest payable quarterly commencing in 1996 equal to the greater of (a) 5% of excess net patient revenues over a base year amount or
(b) the amount of the additional interest for the immediately preceding loan year.

   On April 4, 1996, the Company borrowed $10,000 from HRPT, pursuant to an 11% promissory note (the "HRPT Note"), to provide additional renovation and acquisition funding and general working capital. No principal payments are required until the maturity date of December 31, 2008 with interest payments made monthly. The HRPT Note is secured by all of the collateral security which secures the Company's current obligations to HRPT and is subject to cross default with other obligations to HRPT. As a result of closing this loan, the Company increased the refundable security deposit held by HRPT for all obligations by $550.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(6) LONG-TERM DEBT -- (CONTINUED)

REVOLVING LINES OF CREDIT

   On  August  7,  1995,  the  Company  entered  into  a  Revolving  Credit  and
Reimbursement Agreement with NationsBank of Florida, N.A. ("NationsBank") providing for a revolving credit facility (the "Loan Agreement") pursuant to which the Company was entitled to borrow from time to time up to $15,000, subject to a borrowing base of 80% of eligible accounts receivable. In July 1996, the agreement was modified to reflect a revised scheduled maturity of December 31, 1996. Outstanding loans bore interest equal to, as selected by the Company, either a floating rate (the greater of the federal funds rate plus .50% or NationsBank's prime rate) or a rate equal to the applicable Eurodollar rate plus 1.75% (subject to adjustment after September 30, 1996 based on certain financial ratios achieved by the Company). The Loan Agreement was secured by substantially all of the unencumbered assets of the borrowing entities and the capital stock of the Company's subsidiaries, Community Care of America of Alabama, Inc. and CCA of Maine, Inc. The Loan Agreement required the Company to maintain a prescribed level of tangible net worth (as defined), and current, fixed charge coverage and leverage ratios, placed limitations on indebtedness, liens, investments and transactions with affiliates and prohibited the payment of dividends. The revolving credit facility was paid in full in December 1996 with the proceeds from the Daiwa Securities of America, Inc. revolving credit facility (see below).

   On December 27, 1996, the Company entered into a Healthcare Receivables Purchase and Transfer Agreement with Daiwa Securities of America, Inc. ("Daiwa") providing for a 36 month revolving credit facility pursuant to which the Company may borrow from time to time up to $15,000, subject to a borrowing base formula. The Loan Agreement is secured by the assignment to the lender of all patient and third party settlement receivables. Proceeds from the line of credit were used to repay borrowings and terminate the Revolving Credit and Reimbursement Agreement with NationsBank discussed above. As of December 31, 1996, Daiwa advanced the Company an amount in excess of the borrowing base by approximately $4,800. Such amount has been classified as current portion of long term debt since repayment is due upon demand. The remaining outstanding loan will mature on December 27, 1999 and amounts advanced bear interest at a rate equal to the LIBOR rate at the time of each revolving advance plus 2.00% per annum. The interest rate at December 31, 1996 was 7.9065%. The agreement requires the Company to maintain a prescribed tangible net worth ratio as well as various other financial and non- financial covenants. (See Note 13 for further information)

   The Company and IHS entered into a loan agreement which, as amended, entitles the Company to borrow, until December 27, 1998, amounts on a revolving credit basis so that no more than $5,000 is outstanding at any time provided that, unless such advance is applied to the payment of management fees that become due to IHS under the Management Agreement (see Note 14), IHS consents to the making of advances, which consent may not be unreasonably withheld. This revolving credit facility bears interest at a rate per annum equal to the annual rate of interest set forth in IHS's revolving credit agreement with Citibank, N.A., plus 2%. Repayment of amounts advanced under this line of credit are subordinated to the payment of up to an aggregate of $30,000 of principal and interest on the Company's obligations to HRPT and Daiwa.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(6) LONG-TERM DEBT -- (CONTINUED)

   In connection with entering into the revolving credit facility, the Company issued warrants to purchase an aggregate of 752,182 shares of the Company's Common Stock, one-half of which are exercisable until January 13, 1999 at $3.22 per share (the average of the high and low trading price of the Company's Common Stock on January 14 and 15, 1997) and the remaining one-half of which are exercisable until January 13, 2002 at $6.44 per share. The number of shares subject to the warrants and the exercise prices are subject to adjustment in certain instances, including the Company issuing shares of Common Stock (or securities convertible into Common Stock) at less than the applicable exercise price. In connection therewith, the Company has granted to IHS certain rights to cause the shares issuable upon exercise of the warrants to be registered under the Securities Act of 1933, as amended, at the Company's expense.

   Aggregate principal maturities of long-term debt for the next five years are as follows: 1997, $6,341; 1998, $2,666; 1999, $10,007; 2000, $328; 2001, $356
and thereafter $40,673.

   Information concerning interest expense is as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                  ------------------------
                                                     1994   1995    1996
                                                    ------ ------ -------
Interest income applied to reduce interest
expense...........................................  $63    $ 96   $ 11
Interest capitalized to construction in progress .  $92    $107   $277

(7) LEASES

   The Company is lessee under operating leases of 34 long-term care facilities, of which one expires in February 2006, three expire in June 2007, and 30 expire in December 2010. The Company also leases certain office space and computer equipment expiring in 1998 and 1999. Minimum rent payments due under operating leases in effect at December 31, 1996 are summarized as follows:

1997 ..................................................                 $ 10,458
1998 ..................................................                   10,369
1999 ..................................................                   10,014
2000 ..................................................                   10,043
2001 ..................................................                   10,103
Thereafter ............................................                  146,363
                                                                        --------
 Total ................................................                 $197,350
                                                                        ========

   The leases for the 30 health care facilities are with HRPT and provide for two consecutive renewal options of six and thirteen years, respectively, at fair market rentals at the expiration of the initial term. In connection with these lease agreements, the Company was required to pay refundable deposits totaling $5,660 as of December 31, 1996 which has been subsequently reduced (see note
13). The leases for the three health care facilities, also with HRPT, provide for one renewal option for five years. The lease for one facility does not currently have a renewal option.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(7) LEASES -- (CONTINUED)

   With respect to the leases for the 30 health care facilities, the Company has the right of first refusal and an option to purchase the facilities at a price equal to the greater of a formula as defined in the lease agreement or the fair market value of the facilities. Minimum rentals are generally subject to adjustment for renovations made to the facilities by the lessor. Also, the leases provide for contingent rentals, based on a percentage of gross revenues of the facilities in excess of base year amounts. Contingent rentals were $150 in 1996; none were incurred during the period from inception to December 31, 1995. The lease agreements require the Company to maintain a current ratio of at least one to one and a minimum tangible net worth, as defined, of $5,000, which conditions were not met as of December 31, 1996. In addition, the lease agreements restrict the Company's ability to pay dividends, incur indebtedness or make distributions to affiliates. See note 13.

   The lease for office space provides for two, one-year renewal options and the equipment lease may be renewed for one year.

(8) INCOME TAXES

   The income tax benefit for 1996, all of which relates to deferred taxes, is summarized as follows:

   Federal income taxes .........................      $(7,375)
   State income taxes ...........................       (2,090)
                                                      ---------
                                                       $(9,465)
                                                      =========

   In 1995, the Federal and state income tax provision was offset by net operating loss carryovers of $280.

   The expected income tax rate of 34% differs from the rate resulting from the provision in the financial statements as follows:

                                                1994     1995      1996
                                              -------  --------  --------
Income tax (benefit) at statutory rate
(34%).......................................   34 %       34 %     (34)%
State income tax, net of federal benefit....    4 %        4 %      (4)%
Tax benefit of net operating loss
carryover...................................  (38)%       (7)%      -- %
Increase (decrease) in valuation allowance .   -- %       (1)%       3 %
Other.......................................   -- %       -- %       2 %
                                             -------  -------- --------
                                               -- %      30 %   $  (33)%
                                             =======  ======== ========

   The sources of deferred income tax (assets) and liabilities are as follows:

                                                            1995       1996
                                                         ---------- ----------
Excess of book over tax basis of assets................  $10,025    $11,179
Allowance for doubtful accounts........................     (651)    (1,262)
Accrued expenses.......................................     (803)    (3,173)
Net operating loss carryovers .........................     (870)    (8,717)
Pre-acquisition separate company net operating loss
carryovers.............................................   (1,365)    (1,406)
Other..................................................       22       (184)
                                                         ---------- ----------
                                                         $ 6,358    $(3,563)
Valuation allowance....................................    2,976      3,725
                                                         ---------- ----------
Deferred income tax liability..........................  $ 9,334    $   162
                                                         ========== ===========
                                       21

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)

(8) INCOME TAXES -- (CONTINUED)

   At December 31, 1996, the Company had net operating loss carryovers available for Federal income tax purposes of approximately $26,293 which expire in the years 2007 through 2011, including pre-acquisition net operating loss carryovers of approximately $3,652 which expire in the years 2007 through 2011. The utilization of the pre-acquisition net operating loss carryovers is subject to certain annual limitations under the Internal Revenue Code and, under "change in ownership" provisions of the Code, other net operating loss carryovers may be subject to similar limitations.

   The valuation allowance relates, in part, to deferred tax assets that, when subsequently realized, will be applied to reduce goodwill and other intangible assets acquired to the extent that such allowances resulted in intangible assets when originally recorded in connection with acquisitions. As of December 31, 1996, the Company did not fully reserve all deferred tax assets since future operations are expected to generate sufficient taxable income to realize these assets. As of December 31, 1996, the portion of the valuation allowance to be applied to reduce goodwill in future years is approximately $3,725.

(9) REDEEMABLE PREFERRED STOCK

   On December 30, 1993, the Company issued Series A 8% Redeemable Cumulative Preferred Stock and warrants to purchase 1,331,814 shares of common stock at a price of $.0198 per share. The warrants were valued at $2,631 in accordance with the agreement of the parties and recorded as additional paid-in capital. The difference between the value allocated to the preferred stock at issuance of $5,536 and the aggregate redemption price of such shares of $8,167 was being accreted to preferred stock and charged against common stockholders' equity through the dates of mandatory redemption. Such accretion was $372 for the year ended December 31, 1994 and $231 for the year ended December 31, 1995. The preferred stock was redeemed at $100 per share and the warrants were exercised in August 1995 (see note 15).

(10) CAPITAL STOCK

   On July 28, 1995, the Company amended its certificate of incorporation decreasing the Company's authorized common stock from 35,000,000 shares to 15,000,000 shares, increasing the authorized shares of preferred stock to 1,000,000 shares and effecting a reverse common stock split of one-for-7.9. All share and per share data presented herein give effect to such changes.

At December 31, 1995 and 1996, the Company had outstanding stock options as follows:

Stock options outstanding pursuant to:

                                                            1995         1996
                                                          ---------    ---------
1993 Stock Option Plan .............................       265,196       216,928
1993 Senior Executive Stock Option Plan ............        57,799        16,565
1995 Stock Option Plan .............................       153,910       208,894
1995 Non-Employee Directors Option Plan ............        14,835        71,978
                                                           -------       -------
Total Stock Options Outstanding ....................       491,740       514,365
                                                           =======       =======

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(10) CAPITAL STOCK -- (CONTINUED)

   The Company established the 1993 Stock Option Plan and the 1993 Senior Executive Stock Option Plan effective July 1, 1993. The 1993 Stock Option Plan provides that up to 289,258 shares of common stock may be issued to certain key employees and consultants of the Company. Options granted to date under this plan vest either immediately or over three years and expire ten years from the date of grant. The 1993 Senior Executive Stock Option Plan provides that up to 74,364 options may be issued to senior executive officers of the Company. Options granted to date under this plan vest over a period of seven years, with accelerated vesting in some instances, based upon the occurrence of certain events, including the achievement of earnings targets. The outstanding options at December 31, 1996 expire ten years from the date of grant subject to earlier termination in certain cases.

   In 1995, the Company established the 1995 Stock Option Plan and the 1995 Non-Employee Directors Option Plan. The 1995 Stock Option Plan provides that up to 500,000 shares of common stock may be issued to certain key employees and consultants of the Company pursuant to options granted from time to time under this plan. Options granted to date under this plan vest either immediately or over periods from three to seven years, with accelerated vesting in some instances, based upon the occurrence of certain events, including the achievement of earnings targets. The outstanding options at December 31, 1996 expire ten years from the date of grant subject to the earlier termination in certain cases. The 1995 Non-Employee Directors Option Plan provides that up to 100,000 shares of common stock may be issued to non-employee directors pursuant to options automatically granted under that plan upon election as a director and annually following the annual meeting of shareholders electing directors. Options granted to date under this plan vest in three equal semi-annual installments beginning six months after the date of grant and expire ten years from the date of grant subject to the earlier termination in certain cases.

   All stock options issued by the Company have been granted with exercise prices equal to or greater than the estimated fair market value of the common stock on the date of grant. Stock option transactions are summarized as follows:

                                            1995                  1996
                                   --------------------- ----------------------
                                               WEIGHTED               WEIGHTED
                                                AVERAGE                AVERAGE
                                               EXERCISE               EXERCISE
                                     SHARES      PRICE      SHARES      PRICE
                                   ---------- ---------- ----------- ----------

Outstanding at beginning of
year.............................  292,936    $ 4.44      491,740    $ 7.68
Granted..........................  230,339     11.42      226,132     11.23
Exercised........................       --        --      (33,385)     4.62
Canceled.........................  (31,535)     6.75     (170,122)     8.95
                                   ---------- ---------- ----------- ----------
Outstanding at end of year ......  491,740    $ 7.68      514,365    $ 9.03
                                   ========== ========== =========== ==========
Options Exercisable at end of
year.............................  206,006    $ 5.10      222,310    $ 6.34
                                   ========== ========== =========== ==========

   The following summarizes information about stock options outstanding as of December 31, 1996:

                                OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  ----------------------------------------------- ------------------------------
                                  WEIGHTED AVG.
    RANGE OF          NUMBER        REMAINING        WEIGHTED         NUMBER        WEIGHTED
    EXERCISE       OUTSTANDING     CONTRACTUAL        AVERAGE      EXERCISABLE       AVERAGE
     PRICES        AT 12/31/96        LIFE        EXERCISE PRICE   AT 12/31/96   EXERCISE PRICE
----------------  ------------- ---------------- ---------------- ------------- ----------------
      $3.71       150,685            6.54             $ 3.71         141,219       $ 3.71
 $9.50 - $10.50   210,048            8.93               9.84          61,567        10.11
$10.51 - $14.00   153,632            9.10              13.12          19,524        13.49
                  ------------- ---------------- ---------------- ------------- ----------------
                  514,365            8.28             $ 9.03         222,310       $ 6.34
                  ============= ================ ================ ============= ================

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(10) CAPITAL STOCK -- (CONTINUED)

   The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized in connection with its stock options. Had compensation expense for the Company's stock options been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         1995                      1996
                                              ------------------------- -------------------------
                                               AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                              ------------- ----------- ------------- -----------
Net earnings (loss) applicable to common stock  $1,041        $  890      $(18,905)     $(19,283)
Per common share:
 Earnings (loss) before extraordinary charge..    0.42          0.49         (2.56)        (2.61)
 Extraordinary charge.........................   (0.20)        (0.26)         0.00          0.00
                                              ------------- ----------- ------------- -----------
 Net earnings (loss)..........................    0.22          0.23         (2.56)        (2.61)
                                              ============= =========== ============= ===========

   The fair value of the options for purposes of the above pro-forma disclosure was calculated using the Black-Scholes option pricing model and the following assumptions: risk free interest rate of 6.58%, weighted average expected lives of 5 to 8.5 years, no dividend payments, and a volatility of 35.8% based on the annualized 10 year industry average. The effects of applying SFAS No. 123 in the pro forma net earnings and earnings per share for 1995 and 1996 may not be representative of the effects on such pro-forma information for future years.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The  carrying  amount  of  cash  and  cash   equivalents,   patient  accounts
receivable, other current assets, accounts payable, and accrued expenses approximates fair value because of the short-term maturity of these instruments. The fair value of third-party payor settlements receivable is estimated by discounting anticipated cash flows using estimated market discount rates to reflect the time value of money. The fair value of the Company's long term debt is estimated based on current rates offered to the Company for similar instruments with the same remaining maturities. Management of the Company believes the carrying amount of the above financial instruments approximates the estimated fair value.

(12) LOSS ON IMPAIRMENT OF LONG-LIVED ASSETS AND OTHER NON-RECURRING CHARGES

   Operating expenses for 1996 include total non-recurring charges of $22.1 million and consist of the following:

                                                                                            EXIT
                                                              LOSS ON         OTHER       COSTS AND
                                                           IMPAIRMENT OF      ASSET       EMPLOYEE
                                                             INVESTMENT    WRITE-OFFS   TERMINATIONS    TOTAL
                                                          --------------- ------------ -------------- ---------

Sandy River management contract termination.............      $ 5,453        $1,086        $3,360     $ 9,899
Aurora and Toledo facilities closed or voluntarily
decertified.............................................        1,450            --           207       1,657
Costs of a physician practice, primary care clinics,
adult day care centers, and other programs closed ......        3,013            --         1,484       4,497
Memorial Health Group acquisition termination ..........        3,924           264           210       4,398
Termination of offerings of debt and equity securities .           --         1,677            --       1,677
                                                          -------------- ------------- -------------- ---------
                                                              $13,840        $3,027        $5,261     $22,128
                                                          ============== ============= ============== =========

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(12) LOSS ON IMPAIRMENT OF LONG-LIVED ASSETS AND OTHER NON-RECURRING CHARGES -- (CONTINUED)

   In the second quarter of 1996, management made the decision to exit certain activities, including the termination of the management agreement and related purchase option for the Sandy River facilities and the closing of four primary care clinics, four adult day care centers and one physician practice.

   The Company terminated its management and purchase option agreements with the Sandy River Group since the facilities were not generating sufficient cash flows to pay the Company's management fees. As a result, management evaluated its investment related to the management agreement and purchase option for impairment. This analysis identified approximately $9,899 in write-offs, including the write-offs of (1) the $5,000 purchase option deposit, (2) unsecured management fees of $1,086, (3) direct acquisition costs of $453 and
(4) accrued exit and termination costs of $3,360 to transfer the properties back to the Sandy River Group. As of December 31, 1996, substantially all exits costs have been paid.

   The four primary care clinics, four adult day care centers and one physician practice were closed as a result of their unfavorable financial performance and the negative impact these centers had on the Company's long-term care business. As a result, the Company wrote-off development costs and property and equipment relating to these activities of $3,013. In addition, the closure of these clinics resulted in eliminating approximately 14 positions, primarily doctors and clinical staff, through an involuntary severance program. Total employee termination benefits provided in the financial statements were $454 as of December 31, 1996, of which $138 was unpaid as of December 31, 1996 and will be paid in 1997. Other costs to exit these activities include lease termination costs of $964 which will paid over the remaining lease terms and other exit costs of $66. Both of these obligations were incurred under contractual obligations that existed prior to the commitment date and will continue after the plan is completed with no economic benefit to the Company. Total lease termination and other exit costs accrued but not paid as of December 31, 1996 was $873. Management anticipates that an additional $750 of costs will be incurred in 1997 . Management expects the necessary activities to exit these operations will be complete by December 31, 1997.

   On December 31, 1996, the Company terminated an agreement to acquire other rural hospitals in Georgia and transferred Memorial Healthcare, Inc. d/b/a Smith Hospital (Smith) back to the sellers since CCA was not able to secure the necessary financing to complete the transaction. The total non-recurring charge to income related to this transaction was approximately $4,398 and consisted of
(1) the write-off of the investment in Smith's net assets, including transaction costs of $3,924 (2) other asset write-offs of $264 and (3) exit costs of $210.

   Other non-recurring charges represent the write-off of approximately $1,677 in deferred financing costs as a result of unsuccessful attempts to raise capital through a secondary stock offering and a high yield debt offering. Also, the Company reviewed the long-lived assets of the Aurora and Toledo facilities for recoverability and determined that an additional write-down of $1,450 was required. Such write-down has been reflected in non-recurring charges for the period ended December 31, 1996.

   The revenues and net operating losses from activities that will not be continued are as follows:

                                                                                                           1994    1995     1996
                                                                                                          ------ -------- --------
Revenue from primary care clinics, adult day care centers, a physician practice and other programs closed    --   $1,177   $5,107
Net operating losses from primary  care  clinics, adult  day  care  centers,  a  physician  practice  and
other programs closed....................................................................................    --   $  (95)  $ (880)
Revenue from management contracts and agreements terminated..............................................    --   $1,318   $3,336
Net operating income from management contracts and agreements terminated ................................    --   $  427   $1,126

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)



(12) LOSS ON IMPAIRMENT OF LONG-LIVED ASSETS AND OTHER NON-RECURRING CHARGES -- (CONTINUED)

   In 1996, the Company adopted Financial Accounting Standard (SFAS) No. 121, "Loss on Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." As a result, the Company performed a review of the events and/or changes in circumstances that would suggest that the carrying amount of the Company's asset may not be recoverable. This analysis included a consideration of (1) the business, legal and economic climate for events that could adversely affect the carrying value of an asset, (2) any physical changes in assets, (3) the accumulated costs in excess of the amounts originally expected to acquire and/or construct an asset, (4) decreases in the market value of assets and (5) current period operating or cash flow losses that demonstrate continuing losses associated with an asset used for the purpose of producing revenue. In addition, the Company estimated the future cash flows expected to result from assets to be held and used.

   In estimating the future cash flows for determining whether an asset is impaired, the Company grouped its assets at the lowest level for which there are identifiable cash flows independent of other groups of assets (i.e., by long term care facility). The results of comparing future undiscounted cash flows to historical carrying value, together with the evaluation of the facts and circumstances that may indicate an asset may not be recoverable, indicated that the Toledo and Aurora facilities were eligible for an impairment charge. None of the Company's remaining facilities were reduced since the carrying value of the assets were less than the undiscounted cash flows.

   During 1996, the Company closed its Aurora facility and voluntary decertified its Toledo facility from the Medicare program due to quality of care issues, unfavorable market conditions, the reduction in reimbursement from third-party payors and competition. Accordingly, these events and circumstances, together with the unfavorable undiscounted future cash flows, caused the Company to perform further evaluations of whether the carrying amount of these assets were recoverable.

   After determining that an impairment charge for Toledo and Aurora was appropriate, the Company determined the estimated fair value of such facilities using standard industry valuation techniques. The excess carrying value of goodwill, buildings and improvements, leasehold improvements and equipment above the fair value was $1,450 and is included in the statement of operations for 1996 as loss on impairment of long-lived assets.

   Prior to the adoption of SFAS 121, the Company evaluated impairment on the entity level. Such evaluation yielded no impairment charge.

(13) CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

   The Company has undergone major restructuring and reorganization in 1996 resulting in the closure or termination of certain business activities and acquisitions and the termination of offerings of debt and equity securities. During the year ended December 31, 1996 the Company incurred a loss of $18,905 and had negative cash flow from operating activities. As of December 31, 1996, the Company had a working capital deficiency of $10,952 and was in default with respect to certain of its debt, lease and other agreements. These circumstances would naturally raise doubt about the Company's ability to continue as a going concern. Management's plans with respect to this matter are discussed below.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)

(13) CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES -- (CONTINUED)

   In October 1996, management engaged Smith Barney, Inc. as financial adviser to assist in evaluating debt and equity financing alternatives, including the possible sale of the Company. Management is evaluating the possibilities with respect to the interest expressed by potential acquirers, joint venture partners and organizations which might provide an infusion of capital. Also, management is pursuing a financial restructuring plan and, in order to obtain sufficient financial resources, the Company has accomplished the following subsequent to December 31, 1996:

     1. Refinanced the revolving line of credit with its bank to extend the payment terms related to $4,800 of debt due on demand at December 31, 1996 and issued five year warrants to purchase 1,787,568 shares of Common Stock (subject to reduction as payments of such debt is made) at $2.25 per share subject to adjustment in certain circmustances).

     2. Obtained the release of approximately $4,000 of security deposits through a modification of the lease with HRPT to reduce rental payments.

     3. Obtained a settlement agreement dated March 1, 1997 with the shareholders of 219,798 shares of common stock subject to repurchase (the put contract), which provides that, in lieu of repurchasing the shares, the Company pay $500 and issue an 8.5% note payable due on September 1, 1997 in an amount equal to $1,681 less the proceeds from the sale of the shares by the shareholders..

     4. Obtained waivers of financial covenant violations and related defaults under debt and lease agreements through February 1998.

     5. Obtained a guarantee from IHS with respect to debt payments of approximately $4,800 and lease payments of up to $10,000 in exchange for warrants which allow IHS to purchase up to 379,900 shares of the Company's common stock at $1.937 per share.

     6.   Obtained an  extension on the payment of fees payable to IHS under the
          management   agreement   discussed  in  Note  14  through  April  1998
          (estimated to be $2,200 for 1997.)

   In addition, the Company continues to pursue negotiations to obtain additional debt or equity capital and anticipates finalizing its financial restructuring plan soon. The Company believes it has obtained sufficient financing commitments for the next year. However, other commitments will likely be necessary to successfully accomplish the financial restructuring plan beyond the next year.

   The Company acquires or leases and operates long-term health care facilities in medically-underserved rural communities, and uses such facilities as platforms to develop networks offering a range of other healthcare services. Facilities owned or leased by the Company are in the states of Alabama, Colorado, Georgia, Iowa, Kansas, Louisiana, Missouri, Nebraska, Texas and Wyoming. The Company and others in the healthcare business are subject to certain inherent risks, including the following:

     o Substantial dependence on revenues derived from reimbursement by the Federal Medicare and state Medicaid programs;

     o Government regulation, government budgetary constraints and proposed legislative and regulatory changes; and

     o    Lawsuits alleging malpractice and related claims.

   Such inherent risks require the use of certain management estimates in the preparation of the Company's financial statements and it is reasonably possible that a change in such estimates may occur.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(13) CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES -- (CONTINUED)

   The Medicare and various state Medicaid reimbursement programs represented 20% and 50%, respectively, of the Company's revenues for the year ended December 31, 1996, and the Company's operations are subject to a variety of other Federal, state and local regulatory requirements. Failure to maintain required regulatory approvals and licenses and/or changes in such regulatory requirements could have a significant adverse effect on the Company. Changes in Federal and state reimbursement funding mechanisms, related government budgetary constraints and differences between final settlements and estimated settlements receivable under Medicare and Medicaid retrospective reimbursement programs, which are subject to audit and retroactive adjustment as discussed in note 3, could have a significant adverse effect on the Company. Also, the Company is from time to time subject to malpractice and related claims and lawsuits, which arise in the normal course of business and which could have a significant effect on the Company. The Company believes that adequate provision for these items has been made in the accompanying consolidated financial statements and that their ultimate resolution will not have a material effect on the consolidated financial statements.

   Since its inception, the Company has grown through acquisitions, and realization of acquisition costs, including excess costs over fair value of net assets acquired, is dependent initially upon the consummation of the acquisitions and subsequently upon the Company's ability to successfully integrate and manage acquired operations. Also, the Company's development of integrated healthcare networks is dependent upon successfully effecting economies of scale, the recruitment of skilled personnel and the expansion of services and related revenues. The Company has not completed implementing its network strategy at any facilities, and realization of related development costs cannot be assured. Finally, see note 12 for certain significant risks and uncertainties, resulting in the loss on impairment of investments and other non-recurring charges in 1996.

(14) RELATED PARTY TRANSACTIONS

   On January 19, 1994, the Company entered into a Medicare consulting agreement with Symphony Care Consulting, Inc. (SCCI), a wholly-owned subsidiary of Integrated Health Services, Inc., as amended on May 1, 1995. The consulting agreement provided Medicare reimbursement and certification services including training, cost report preparation and accounting services through January 1996. Costs paid to SCCI were $410 in 1994, $453 in 1995, and $148 in 1996. In 1996, the Company paid Symphony Rehabilitation Services (SRS) and Symphony Pharmacy Services (SPS), wholly owned subsidiaries of IHS, $162 for therapy and $98 for pharmacy services, respectively. Also, the Company paid IHS approximately $500 in 1994 and $186 in 1995 to reimburse IHS for expenses incurred on behalf of the Company in connection with the start-up of CCA's operations, the acquisition of MeritWest and due diligence service in connection with the public offering. No amounts were paid to IHS in 1996. Two of the Company's directors are employees, directors and stockholders of IHS. The Company believes that the terms of the agreement with SCCI and the amounts paid to IHS, SRS and SPS for services are on terms as favorable as could have been obtained from unaffiliated third parties.

   Loans receivable from officers and directors of $425 at December 31, 1996 mature on various dates with accrued interest at 8% per annum.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)


(14) RELATED PARTY TRANSACTIONS -- (CONTINUED)

   On December 27, 1996, the Company and IHS entered into a loan agreement which, as amended, entitles the Company to borrow, until December 27, 1998, amounts on a revolving credit basis so that no more than $5,000 is outstanding. Loan advances are subject to the consent of IHS making of advances, which consent may not be unreasonably withheld. This revolving credit facility bears interest at a rate per annum equal to the annual rate of interest set forth in IHS's revolving credit agreement with Citibank, N.A., plus 2%. Repayment of amounts advanced under this line of credit are subordinated to the payment of up to an aggregate of $30,000 of principal and interest on the Company's obligations to HRPT and Daiwa. As of December 31, 1996, IHS had advanced the Company $2,000.

   In connection with entering into the revolving credit facility, the Company issued warrants to purchase an aggregate of 752,182 shares of the Company's Common Stock, one-half of which are exercisable until January 13, 1999 at $3.22 per share (the average of the high and low trading price of the Company's Common Stock on January 14 and 15, 1997) and the remaining one-half of which are exercisable until January 13, 2002 at $6.44 per share. The number of shares subject to warrants and the exercise prices are subject to adjustment in certain instances, including if the Company issues shares of Common Stock (or securities convertible into Common Stock) at less than the applicable exercise price. In connection therewith, the Company has granted to IHS certain rights to cause the shares issuable upon exercise of the warrants to be registered under the Securities Act of 1933, as amended, at the Company's expense.

   On December 27, 1996, the Company entered into a Management Agreement (the "Management Agreement") with Integrated Health Services, Inc. ("IHS") pursuant to which the Company is employing IHS to supervise, manage and operate the financial, accounting, MIS, reimbursement and ancillary services contracting functions for the Company until December 31, 2001. The Management Agreement provides for the Company to pay to IHS for its services, until December 31, 1997, an amount equal to the lesser of 2% of the Company's gross revenues (as defined) or the Company's annualized cost of performing those services itself based on the period July 1, 1996 through December 31, 1996. Thereafter, the management fee payable to IHS is to be the lesser of 2% of the Company's gross revenues or a percentage of gross revenues determined by comparing the Company's cost of performing such functions during the period July 1, 1996 through December 31, 1996 to its gross revenues for that period. The gross revenues percentage which is fixed may be increased from 2.0% to 2.5% by mutual agreement of the parties following IHS's review of the Company.

(15) INITIAL PUBLIC OFFERING

   In August 1995, the Company issued 3,450,000 shares of common stock to the public in an initial public offering at a price of $9.50 per share. Net proceeds after underwriting discounts and expenses of the offering were $27,589.

   The Company used the net proceeds of the offering to, among other things, pay $10,800 of indebtedness to HRPT plus a prepayment penalty of approximately $600 and redeem the Series A Preferred Stock for approximately $8,167. Concurrently with the completion of the offering, the Series A Preferred Stockholders purchased an aggregate of 1,331,814 shares of Common Stock through their exercise of warrants by applying 263 shares of Series A Preferred Stock, having an aggregate redemption value of $26,300, in payment of the full exercise price of the warrants.

   As a result of the repayment of certain indebtedness through the application of a portion of the proceeds from the offering and the proceeds from a concurrent borrowing, the Company recorded an extraordinary charge to earnings of $1,398 related to prepayment penalties and the write-off of deferred financing costs ($992, net of income tax benefit of $406).

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)

(16) SANDY RIVER TRANSACTION

   Effective as of August 15, 1995, the Company entered into management agreements for ten long-term care facilities (the "Sandy River Facilities"), obtained an option to acquire all of the entities which own the ten facilities (the "Option") and agreed to make fully secured loans to such entities for up to $3,100. Effective as of August 15, 1996, the Company terminated the management agreements since the Sandy River Facilities were not generating sufficient cash flows to pay CCA's management fees.

   Under the prior management agreements, the Company's monthly base management fee was 7% of gross revenues (as defined) during the initial term. Management fees were subordinated to the prior payment of all costs, expenses, certain capital expenditures, lease payments and scheduled payments of principal and interest on the indebtedness of the facilities, and a portion was subordinated to certain advances and fees of approximately $400 per annum payable to Sandy River Development, Inc. ("SRD"), a service company whose four principals were also principals of certain owners of the Sandy River Facilities. In accordance with the settlement agreement, unpaid management fees of $1,086 were waived by the Company upon the termination of the management agreements. See note 12.

   The Company recorded management fee revenue of $1,136 in 1995 and $1,266 in 1996. As part of the Company's strategy to make operational improvements at the time it assumed the operations of facilities acquired or managed, the Company implemented an action plan to improve the cash flows of the Sandy River Facilities, which included specific steps to increase patient census, increase Medicare utilization (which program has a higher per diem reimbursement rate), maximize total third party reimbursement and introduce a cost savings program through efficiencies and other professional management techniques. However, despite the implementation of management's action plan, the Sandy River Facilities did not generate sufficient cash flows to pay the entire management fee, and it became apparent in 1996 that the facilities could not be managed on a profitable basis.

   The Company had also loaned $2,533 under secured revolving credit notes and term promissory notes to certain entities (the "Borrowing Entities") which owed indebtedness that was personally guaranteed by the principals of the entities which own the Sandy River Facilities. The loans were primarily to enable the Borrowing Entities to retire such indebtedness and thereby release such principals from their personal guaranties. The loans to the Borrowing Entities matured on August 10, 1996. The Company's loans to the Borrowing Entities bore interest at the rate payable by the Company under the Company's revolving credit facility and were secured (on a several basis) by, among other assets, the accounts receivable of the Sandy River Facilities and mortgages on certain of the Sandy River Facilities. Pursuant to the settlement agreement, CCA released the Borrowing Entities from their obligations as consideration for the amounts the Company owed to the Sandy River Group as a result of the termination of the management agreement and related agreements.

   Under a related option agreement, the Company had the right to purchase the entities which own the ten facilities, during the initial three year term of the management agreements, and the Company had a nonrefundable $5,000 purchase option deposit, of which $1,850 was paid through the issuance of 194,737 shares of Common Stock valued at $9.50 per share. In 1996, the Company terminated the option and wrote-off the purchase option deposit of $5,000.

               COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)-(CONTINUED)

(16) SANDY RIVER TRANSACTION -- (CONTINUED)

   The Company granted the holders of the 194,737 shares of Common Stock, issued as partial payment of the purchase option deposit, the right to "piggyback" such shares on one occasion in certain registration statements filed by the Company under the Securities Act. As of April 14, 1997 such shares have not been included in certain registration statements filed by the Company under the Securities Act. In addition, each holder was also granted the right to require the Company to repurchase up to 25%, 25% and 50% of their shares during the one month period following each of March 15, 1996, September 15, 1996 and March 15, 1997, respectively, at a price equal to $9.50 per share, or if higher and a registration statement under the Securities Act with respect to such shares is not then effective, the market price of the shares. On October 27, 1996, as a result of the terminated management agreement, the holders of these shares exercised rights under the Option agreement and required the Company to repurchase the aforementioned shares for $9.50 per share. The total amount due to holders of stock of $2,181 has been classified as a current liability as of December 31, 1996. The agreement was superseded by a settlement agreement dated March 1, 1997. See note 13 for further information.

(17) SUPPLEMENTAL CASH FLOW INFORMATION

   Significant non-cash financing and investing activities are summarized in notes 2 and 12 and as follows:

     o Accretion of the discount on preferred stock resulted in an increase in preferred stock and a decrease in additional paid-in capital of $371 in 1994 and $231 in 1995.

     o    Preferred stock dividends of $163 in 1994 were accrued but not paid.

     o Common Stock with fair value of $150 was issued for legal services in connection with acquisitions in 1994.

     o The realization of deferred tax assets relating to the MeritWest acquisition and the corresponding reduction of the valuation allowance decreased the excess of cost over fair value of net assets acquired by $215 in 1995.

     o The Sandy River transaction resulted in an increase in deposits of $1,850 which was financed by issuance of common stock in 1995.

     o The transfer in 1996 of Smith Hospital back to the prior owners resulted in a non cash charge to income of $4,398 which consists of the following:

             Property, plant and equipment ....................    $ 5,907
             Long term debt ...................................     (3,000)
             Deferred financing costs .........................        264
             Other ............................................      1,227
                                                                   -------
                                                                   $ 4,398
                                                                   =======

   Cash payments for interest, net of amounts capitalized, were $3,678 in 1995 and $5,008 in 1996. Cash payments for income taxes were $3 in 1995 and $32 in 1996.


                         Community Care of America, Inc.
                                and Subsidiaries
                           Consolidated Balance Sheets
                                  (unaudited)

                                                                          December 31,       June 30,
                                                                              1996            1997
                                                                         -------------    -------------
                                     Assets
Current assets:
        Cash and cash equivalents                                        $   1,709,000    $   1,593,000
        Accounts receivable net of allowance for doubtful accounts and contractual adjustments of $4,833,000 and $4,899,000 at
           December 31, 1996 and June 30, 1997:                             16,407,000       18,855,000
        Inventories                                                          1,761,000        1,496,000
        Prepaid expenses and other current assets                            1,095,000        1,383,000
                                                                         -------------    -------------

                      Total current assets                                  20,972,000       23,327,000

   Property, plant, and equipment, net of accumulated depreciation          58,424,000       57,288,000
   Notes receivable                                                               --          1,500,000
   Deposits                                                                  6,637,000        1,995,000
   Excess of cost over fair value of net assets acquired, net of accumulated amortization of $710,000 and $1,001,000 at December
    31, 1996 and June 30, 1997                                              13,666,000       13,376,000
   Deferred financing costs                                                  1,066,000        2,429,000
   Other assets                                                              1,354,000        1,477,000
                                                                         -------------    -------------

                                                                         $ 102,119,000    $ 101,392,000
                                                                         =============    =============

Liabilities and shareholders' equity Current liabilities:

    Current  maturities of long-term  debt, net of unamortized debt  discount of $0 and $600,000 at December 31, 1996 and
     June 30, 1997                                                       $   6,341,000    $   3,643,000
    Accounts payable and accrued expenses                                   23,402,000       24,296,000
    Put option contracts payable (219,798 shares)                            2,181,000        1,681,000
                                                                         -------------    -------------

               Total current liabilities                                    31,924,000       29,620,000

    Long-term debt, less current maturities, net of
    unamortized debt discount of $0 and $765,000 at
    December 31, 1996 and June 30, 1997                                     54,030,000       56,672,000

    Deferred income taxes                                                      162,000             --


    Shareholders' equity:
        Common stock, $.0025 par value; authorized
         15,000,000 shares; issued and outstanding
         7,597,801 at December 31, 1996 and June 30, 1997                       19,000           19,000
    Additional paid-in capital                                              36,465,000       38,004,000
    Deficit                                                                (19,037,000)     (21,479,000)
    Receivable from shareholders                                            (1,444,000)      (1,444,000)
                                                                         -------------    -------------

              Total shareholders' equity                                    16,003,000       15,100,000
                                                                         -------------    -------------

                                                                         $ 102,119,000    $ 101,392,000
                                                                         =============    =============


          See accompanying notes to consolidated financial statements.


                                       32


                         Community Care of America, Inc.
                                and Subsidiaries
                      Consolidated Statements of Operations
                                  (unaudited)


                                                       Six Months Ended
                                                            June 30,
                                                     1996            1997
                                                 ------------    ------------
                                                 (Unaudited)     (Unaudited)
Operating revenues:
       Net patient service revenues              $ 56,865,000    $ 64,939,000
       Other operating revenues                     4,517,000         603,000
                                                 ------------    ------------
            Total operating revenues               61,382,000      65,542,000
                                                 ------------    ------------

Operating expenses:
       Facility operating expenses                 47,431,000      54,604,000
       Corporate administrative and general         2,559,000       1,642,000
       Rent                                         3,853,000       5,248,000
       Depreciation and amortization                1,286,000       1,802,000
       Interest, net of interest income             1,920,000       3,383,000
       Unusual charges                             19,185,000       1,467,000
                                                 ------------    ------------
  Total operating expenses                         76,234,000      68,146,000
                                                 ------------    ------------
       Loss before income taxes                   (14,852,000)     (2,604,000)
Federal and state income taxes                     (5,645,000)       (162,000)
                                                 ------------    ------------

Loss applicable to common stock                 $ (9,207,000)   $ (2,442,000)
                                                 ============    ============

       Loss per common share                    $      (1.25)   $      (0.32)
                                                 ============    ============



       Weighted average number of common and
       common equivalent shares outstanding         7,350,441       7,597,801
                                                 ============    ============



          See accompanying notes to consolidated financial statements.

                                       33






                         Community Care of America, Inc.
                                and Subsidiaries
                 Consolidated Statement of Shareholders' Equity
                                  (unaudited)

                                                                                      Receivable
                                       Total           Additional                        From         Shareholders'
                                      Common Stock   Paid-in Capital   Deficit        Shareholder        Equity
                                       ------------   ------------   ------------    ------------    ------------
Balance at December 31, 1996           $     19,000   $ 36,465,000   $(19,037,000)   $ (1,444,000)   $ 16,003,000

Warrants issued in connection
  with debt refinancing                        --        1,539,000           --              --         1,539,000

Net loss                                       --             --       (2,442,000)           --        (2,442,000)

                                       ------------   ------------   ------------    ------------    ------------

Balance at June 30, 1997 (Unaudited)   $     19,000   $ 38,004,000   $(21,479,000)   $ (1,444,000)   $ 15,100,000
                                       ============   ============   ============    ============    ============






          See accompanying notes to consolidated financial statements.



                         Community Care of America, Inc.
                                and Subsidiaries
                      Consolidated Statements of Cash Flows
                                  (unaudited)


                                                             Six Months Ended
                                                                 June 30,
                                                      ----------------------------
                                                         1996              1997
                                                      ------------    ------------
                                                      (Unaudited)      (Unaudited)


Net cash provided by (used in) operating activities   $     15,000    $ (1,804,000)

Cash flows from investing activities:
     Property, plant and equipment additions            (5,551,000)     (3,007,000)
     Business acquisitions                              (4,986,000)           --
     Notes receivable                                      (75,000)           --
     Deposits held by lessor                              (516,000)      4,642,000
     Sale of Georgiana Hospital                               --           315,000
     Other assets                                         (942,000)       (215,000)
                                                      ------------    ------------

Net cash provided by (used in) investing activities    (12,070,000)      1,735,000
                                                      ------------    ------------

Cash flows from financing activities:
     Principal reductions of long-term debt             (1,940,000)     (2,005,000)
     Proceeds from long-term debt borrowings            14,123,000       4,064,000
     Proceeds from Issuance of Stock                       162,000            --
     Put option contracts payable                             --          (500,000)
     Deferred financing costs                           (1,667,000)     (1,606,000)
                                                      ------------    ------------

Net cash provided by (used in) financing activities     10,678,000         (47,000)
                                                      ------------    ------------

Decrease in cash and cash equivalents                   (1,377,000)       (116,000)

Cash and cash equivalents, beginning of period           2,485,000       1,709,000
                                                      ------------    ------------

Cash and cash equivalents, end of period              $  1,108,000    $  1,593,000
                                                      ============    ============






          See accompanying notes to consolidated financial statements.

                         COMMUNITY CARE OF AMERICA, INC.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)
                                  June 30, 1997



(1)      Basis of presentation

The interim unaudited consolidated financial statements of Community Care of America, Inc. and subsidiaries (the "Company") presented herein have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10- Q and Regulation S-X pertaining to interim financial statements. The interim financial statements presented herein reflect all adjustments (consisting of normal recurring adjustments) which, in the opinion of management, are considered necessary for a fair presentation of the Company's financial condition as of June 30, 1997 and results of operations for the three and six months ended June 30, 1997 and 1996. The Company's financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. The results of operations for the three and six months ended June 30, 1997 and 1996 are not necessarily indicative of the results that may be expected for the full year.

(2)     Recent Accounting Pronouncements

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS 128"), which simplifies the standards for computing earnings per share ("EPS"). SFAS 128 is effective for the Company's fourth quarter and year ending December 31, 1997. Early application is not permitted and prior period EPS data will be restated.

Under SFAS 128, primary EPS will be replaced with basic EPS. Basic EPS excludes the dilutive effect of common stock equivalents. Also, under SFAS 128, fully diluted EPS will be replaced by diluted EPS. Diluted EPS is calculated similarly to fully diluted EPS pursuant to Accounting Principles Board Opinion 15.

The change in calculation method is not expected to have a material impact on previously reported earnings per common share data.

(3)    Sale of Georgiana Hospital

On June 11, 1997, the Company sold its 22-bed Georgiana Hospital and the related clinics and physician practices for cash of $315,000, net of closing costs, a note receivable of $1.5 million and a reduction of debt of $750,000. The sale resulted in a non-recurring charge to earnings of $1,467,000.

                        COMMUNITY CARE OF AMERICA, INC.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)
                                  June 30, 1997





(4)    Stock Warrants

In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock- Based Compensation ("SFAS No. 123"), the Company recorded the fair value of stock warrants issued in connection with its financial restructuring plan of $1.5 million in the second quarter of 1997. The fair value of these stock warrants was estimated using the Black-Scholes option pricing model and was recorded as an increase to additional paid in capital and unamortized debt discount. The related unamortized debt discount was $1.4 million at June 30, 1997, net of accumulated amortization of $174,000 which was charged to interest expense in the second quarter of 1997.

(5)    Sandy River Transaction

In April 1997, the Company paid $500,000 to the Sandy River Group shareholders pursuant to the settlement agreement dated March 1, 1997, to repurchase 219,798 shares of common stock. As of June 30, 1997 the Company is obligated under a note payable to the Sandy River Group shareholders for $1,681,000.

(6)    Subsequent Event

On July 18, 1997, the Company and IHS Holdings, Inc. entered into a second loan agreement, which entitles the Company to borrow for working capital purposes, until July 18, 1999, amounts on a revolving credit basis so that no more than $5.0 million is outstanding at any time. Loan advances are to be made directly to creditors of the Company, including IHS, in payment of the Company's obligations to such creditors. Proceeds used to pay the Company's obligations are directed by IHS in accordance with the management agreement. This revolving credit facility bears interest at a rate per annum equal to the annual rate of interest set forth in IHS's revolving credit agreement with Citibank, N.A., plus 4%. Repayment of amounts advanced under this line of credit are subordinated to the payment of up to an aggregate of $13.6 million of principal and interest on the Company's obligations to one of the Company's principal unaffiliated third-party lenders. The revolving credit facility is guaranteed in full by Community Care of Nebraska, Inc., ECA Holdings, Inc., CCA of Midwest, Inc., Quality Care of Columbus, Inc., Quality Care of Lyons, Inc., and W.S.T. Care,
Inc., each wholly-owned subsidiaries of the Company. The revolving line of credit is secured by the real property assets of the Company and its subsidiaries. At July 31, 1997, no borrowings were outstanding under this facility.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      INTEGRATED HEALTH SERVICES, INC.

Date: October 9, 1997                 By: /s/ W. Bradley Bennett
                                          ----------------------
                                          Name: W. Bradley Bennett
                                          Title: Executive Vice President--Chief
                                                    Accounting Officer

                                 EXHIBIT INDEX

                  2. Agreement and Plan of Merger, dated as of August 1, 1997, among Integrated Health Services, Inc., IHS Acquisition XXVI, Inc. and Community Care of America, Inc. (incorporated herein by reference to Exhibit (c)(2) to Integrated Health Services, Inc.'s Tender Offer Statement of Schedule 14D-1 filed with the Securities and Exchange Commission on August 7, 1997).

                  23. Consent of KPMG Peat Marwick LLP.